Exhibit 10.19

FORM OF

NOVELIS INC.

CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN

Effective [_______], 2024

1. Establishment; Purpose.

(a) Establishment. Novelis Inc., a corporation organized under the laws of Canada (the “Company”) hereby establishes this Novelis Inc. Change in Control Executive Severance Plan (the “Plan”), effective [________], 2024 (the “Effective Date”). The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.

(b) Purpose. The purposes of the Plan include (i) providing certain executives of the Company and/or any affiliate or Subsidiary who become Participants with severance pay benefits in the event of the termination of their employment in connection with a Change in Control of the Company (ii) better enabling the Company and its affiliates and subsidiaries to attract and retain highly qualified executives, and (iii) providing Participants protection in the event of a Change in Control of the Company so that such individuals are focused on pursuing transaction opportunities that are beneficial to shareholders. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.

2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Administrator” means the Company in its capacity as Plan “administrator” and “named fiduciary” within the meaning of ERISA. The Committee shall act as the Administrator unless and until it delegates such authority and responsibility to one or more officers or a committee.

“Annual Base Salary” means the Participant’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the highest rate in effect during the 12-month period immediately preceding a Participant’s Date of Termination.

“Board” means the Board of Directors of the Company.

“Cause” means, unless provided otherwise in an individual agreement between the Participant and the Company or any affiliate or Subsidiary of the Company, with respect to a Participant, a good faith determination by the Company that any of the following has occurred:

(a) Participant’s conviction of or indictment for any crime (whether or not involving the Company or any affiliate or Subsidiary of the Company) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any affiliate or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any affiliate or Subsidiary of the Company;

(b) conduct of a Participant, in connection with Participant’s employment with the Company and/or any affiliate or Subsidiary, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any affiliate or Subsidiary of the Company;

(c) any material violation (as reasonably or in good faith determined by the Administrator) of the Company’s Code of Conduct, the policies of the Company or any affiliate or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of the Company’s intellectual property, trade secrets, proprietary information or confidential information, or those set forth in the manuals or statements of policy of the Company or any affiliate or Subsidiary of the Company;

(d) willful neglect in the performance of Participant’s duties for the Company or any affiliate or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties;

(e) acts of willful misconduct on the part of Participant in the course Participant’s employment with the Company and/or any affiliate or Subsidiary that has, or could be reasonably expected to result in, injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;

(f) embezzlement, misappropriation, fraud or intentional or grossly negligent wrongdoing committed by Participant or at Participant’s direction, or with Participant’s personal knowledge, in the course of Participant’s employment with the Company and/or any affiliate or Subsidiary,;

(g) Participant’s breach of the Restrictive Covenant Agreement or other employee confidentiality, non-competition, non-solicitation or other restrictive covenant by and between Participant and the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company; or

(h) Participant’s breach of any employment or service agreement that has, or could be reasonably expected to result in, injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company;

provided, however, that if, subsequent to a Participant’s voluntary resignation for any reason or involuntary termination by the Company and/or any affiliate or Subsidiary without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, upon determination by the Administrator, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under the Plan.

For purposes of the Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by such Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company and/or an affiliate or Subsidiary of the Company. “Cause” shall be determined by the Administrator in its sole discretion.

“Change in Control” means the first to occur of any of the following events:

(a) A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (i) the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (ii) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(b) The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company and/or its affiliates and subsidiaries other than in connection with the acquisition by the Company and/or its affiliates and subsidiaries of a business) representing fifty percent (50%) or more of either the then-outstanding shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control;

(c) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (d), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (d)(ii)(C). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company.

Notwithstanding the foregoing, with respect to any payment or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, an event described in subsection (a), (b), (c) or (d) above shall not be deemed a Change in Control under the Plan to the extent the impact of a Change in Control on such payment or benefit would subject a Participant to additional taxes under Section 409A unless such event qualifies as a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

Further and for the avoidance of doubt, an event will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation or organization; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning given to that term in Section 1(a) hereof.

“Date of Termination” means: (a) if the Participant’s employment is terminated by the Company or any affiliate or Subsidiary for Cause or due to Disability or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be; (b) if the Participant’s employment is terminated by the Company or any affiliate or Subsidiary other than for Cause or Disability or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.

“Disability” means, unless provided otherwise in an individual agreement between the Participant and the Company or any affiliate or Subsidiary of the Company, total and permanent disability as defined in Section 22(e)(3) of the Code. The Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any affiliate or Subsidiary in which a Participant participates. Notwithstanding the foregoing, with respect to an award that is subject to Section 409A where the award will be paid by reference to the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any award agreement unless such event also constitutes a “disability” as defined under Section 409A.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and each other executive or key employee of the Company employed in a role that has been designated by the Administrator for participation in the Plan as set forth on Exhibit A. The Administrator shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.

“Good Reason” means, unless provided otherwise in an individual agreement between the Participant and the Company or, as/if applicable, any affiliate or Subsidiary of the Company, the occurrence of any of the following events, without the express written consent of the Participant:

(a) a material diminution in a Participant’s annual base salary other than as a result of an across-the-board base salary reduction similarly affecting other Executives;

(b) a material diminution in a Participant’s authority, duties or responsibilities;

(c) a material change in the geographic location at which a Participant must perform services for the Company (for this purpose, the relocation of a Participant’s principal office location to a location more than fifty (50) miles from its current location will be deemed to be material); or

(d) a material breach of the Plan by the Company;

Provided, however, that any of the events described above shall constitute Good Reason only if (i) the Participant provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) the Participant cooperates in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following the Participant’s notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period and (iv) the Participant terminates employment with the Company and all affiliates and Subsidiaries within sixty (60) days after the end of the Cure Period.

“Notice of Termination” means a written notice which (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(d) hereof.

“Participant” has the meaning given to that term in Section 3(a) hereof.

“Participation Agreement” means the latest participation agreement delivered by the Company to an eligible Executive informing the Executive of the Executive’s participation in the Plan.

“Plan” has the meaning given to that term in Section 1(a) hereof.

“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a Participant for Good Reason.

“Release” has the meaning given to that term in Section 5 hereof.

“Restrictive Covenant Agreement” means the Company’s non-competition, non-solicitation & confidentiality agreement in substantially the form attached hereto as Exhibit B.

“Section 409A” has the meaning give to that term in Section 21(a) hereof.

“Subsidiary” means a “subsidiary,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Target Annual Incentive” means (a) with respect to a Participant whose annual target bonus is expressed as a percentage of Annual Base Salary, the Participant’s target annual bonus under the Company’s annual bonus program in which the Participant is covered at the time of his or her Date of Termination or Change in Control, if greater, (b) with respect to a Participant whose annual target bonus is expressed as a fixed target value, the Participant’s fixed target value under the Company’s annual bonus program in which the Participant is covered at the time of his or her Date of Termination or Change in Control, if greater, and (c) with respect to all other Participants, the average of the Participant’s actual annual bonus payouts for each of the two (2) years prior to the year of the Participant’s Date of Termination.

3. Participation.

(a) Designation of Participants. Each Executive who (i) is delivered a Participation Agreement from the Company and (ii) executes and delivers such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan. For purposes of this Section 3(a), a Participation Agreement shall be deemed delivered by the Executive and/or the Company by any of the following methods (A) upon personal delivery, (B), upon being sent by email or posted to a Company portal to which the Executive has unrestricted access or (C) on the third business day after having been mailed, if sent by first class mail, return receipt requested. Notwithstanding the foregoing, an Executive who is a party to an employment agreement or offer letter with the Company and/or any affiliate or Subsidiary that provides for severance benefits shall not be eligible to participate in the Plan, unless such Executive is designated as a Participant by the Administrator and such Executive executes any and all documentation as required by the Company to waive all rights to severance benefits under such employment agreement or offer letter.

(b) Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an affiliate or Subsidiary, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of the Plan; or (ii) subject to Section 17 of the Plan, the Administrator removes the Executive as a Participant by notice to the Executive in accordance with Section 16 of the Plan. Further, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 17 of the Plan. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 6 of the Plan.

(c) No Employment Rights. To the extent permitted by applicable law, participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any affiliate or Subsidiary to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4. Severance Benefits.

(a) Qualified Termination in Connection with Change in Control. Subject to compliance with Sections 5 and 6 hereof, in the event that a Participant incurs a Qualified Termination during the period commencing six (6) months preceding and ending twenty-four (24) months after a Change in Control (provided, that each of the Qualified Termination and Change in Control occur on or after the Effective Date), the Participant shall be entitled to the following benefits:

(i) Accrued Benefits. The Company shall pay or provide to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) any annual incentive bonus earned but unpaid with respect to the fiscal year ending on or preceding the Date of Termination; (C) any accrued but unused vacation time in accordance with Company policy and applicable law; and (D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Company policy (the sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within thirty (30) calendar days after the Date of Termination or such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any such annual incentive owed pursuant to (B) is “nonqualified deferred compensation” within the meaning of Section 409A, such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan and/or if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election.

(ii) Severance Benefits. The Company shall pay to the Participant severance pay in an amount equal to (A) two (2) times Annual Base Salary, plus (B) two (2) times Target Annual Incentive.

(iii) Health Continuation. The Company shall pay to the Participant an amount for post-employment medical continuation coverage, in an amount equal to twenty-four (24) times the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination.

(iv) Pro-Rated Annual Incentive Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Incentive for the year of the Qualified Termination. Such pro-rata bonus payout will be determined by multiplying the amount of the bonus which would be due for the full fiscal year as determined in accordance with the immediately preceding sentence by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination and the denominator of which is 365 or 366, as applicable.

(v) Life Insurance Continuation. To the extent available, the Participant shall continue coverage under the Company’s group life plan for a period of twenty-four (24) months after the Date of Termination at the Participant’s pre-termination level of coverage.

(vi) Benefit Plan Credit. The Company shall provide twenty-four (24) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings pro-rated over twenty-four (24) months under the Company’s tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of the Code prevent payment in respect of such credit under the Company’s tax-qualified plans, such payments shall be made under the Company’s non-qualified plans.

(vii) Benefit Plan Vesting. To the extent Participant is not already fully vested under the Company’s tax-qualified and non-qualified retirement pension, savings and other retirement plans, Participant shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company’s tax-qualified plans, an equivalent benefit shall be payable under the Company’s non-qualified plans.

(b) Severance Payment Date. Any severance and benefits payable pursuant to Section 4(a)(ii) of the Plan will be paid in a lump sum cash payment on the first payroll date following the sixtieth (60th) day following the Date of Termination, provided however that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Date of Termination, and further provided that any installment payment that would have been made in such sixty (60) day period shall be made on a “catch up” basis on such first payroll date following the sixtieth (60th) day following the Date of Termination.

(c) Equity Awards. The Plan does not affect the terms of any outstanding equity awards. Each outstanding equity award held by the Participant as of the Date of Termination shall become vested and, if applicable, exercisable, pursuant to the terms of the equity incentive plan under which they were granted and any applicable award agreement governing such awards.

(d) Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(e) Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his or her employment other than for Good Reason, then the Company shall pay or provide to the Participant only the Accrued Benefits, payable in accordance with Section 4(a)(i) of the Plan and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(f) Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 16 of the Plan. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

(g) Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its affiliates and/or Subsidiaries. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, including to update the list of restricted entities in the Restrictive Covenant Agreement, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Section 4(a)(ii) - (vii) of the Plan, unless: (a) the Participant first executes and delivers to the Company within forty-five (45) calendar days after the Date of Termination a fully executed general release of claims in favor of the Company, its affiliates, its Subsidiaries and their respective officers and directors in substantially the form attached hereto as Exhibit C (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Date of Termination; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release spans two (2) calendar years, the severance payment or benefit will not begin until the second calendar year. In addition, if a Participant breaches the terms of Release, the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.

6. Restrictive Covenant Agreement. In consideration of the severance payments and benefits payable to a Participant under Section 4(a)(ii) - (vii) of the Plan, which the Participant acknowledges is good and valuable consideration, the Participant shall be required to agree to certain covenants including, without limitation, covenants regarding maintaining the Company’s confidential information, refraining from soliciting the Company’s employees, suppliers, and customers, refraining from competing with the Company and refraining from making disparaging remarks, all of which shall be set forth in the Restrictive Covenant Agreement. If a Participant violates any of the provisions in the Restrictive Covenant Agreement, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant and such Participant shall be obligated to repay any post-tax severance payments or benefits already paid to the Participant pursuant to the Plan within thirty (30) days’ notice from the Company.

7. No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

8. Effect on Other Plans, Agreements and Benefits.

(a) Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and/or its affiliates and subsidiaries for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company and/or its affiliates and subsidiaries. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its affiliates and subsidiaries (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b) Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a) of the Plan, and except as specifically provided below, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company and/or its affiliates and subsidiaries (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an employment agreement or offer letter with the Company and/or its affiliates and subsidiaries or is eligible to participate in any program, practice or policy sponsored by the Company and/or its affiliates and subsidiaries that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company and/or its affiliates and subsidiaries or other program, practice or policy sponsored by the Company and/or its affiliates and subsidiaries. To the extent a Participant is entitled to any severance payments and/or benefits for a Qualified Termination occurring outside of the time period specified in Section 4(a) of the Plan pursuant any other severance plan maintained by the Company and/or its affiliates and subsidiaries, (i) such Participant shall not be entitled to receive severance payments under both Section 4(a) of the Plan and such other severance plan for the same Qualified Termination occurring outside of the time period specified in Section 4(a) and (ii) such Participant shall only be entitled to the higher severance payments provided under Section 4(a) of the Plan and such other severance plan.

9. Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company and/or its affiliates and subsidiaries to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(a)(ii) of the Plan, then to the payments made pursuant to Section 4(a)(iv) of the Plan then to the payments made pursuant to Section 4(a)(iii) of the Plan and then to any other payment that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant) and (c) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting or valuation firm selected by the Administrator prior to the relevant Change in Control.

10. Administration. The Administrator shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Administrator is hereby granted the authority (a) to determine whether a particular Executive is a Participant and (b) to determine if a Participant is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Administrator may delegate, subject to such terms as the Administrator shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Administrator in the Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons.

11. Claims for Benefits.

(a) Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.

(b) Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c) Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, review any documents pertinent to his or her claim and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d) Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

12. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and/or its affiliates and subsidiaries, in any case in accordance with the terms and conditions of the Plan.

13. Successors.

(a) Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

14. Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

15. Withholding. The Company and/or its affiliates and subsidiaries may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its affiliates and subsidiaries are required to withhold pursuant to any law or government regulation or ruling.

16. Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Novelis Inc., 3550 Peachtree Road NE, Suite 1100, Atlanta, Georgia 30326: Attn: General Counsel. Notice and communications shall be effective on the date of delivery, if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three (3) business days after having been mailed, if sent by first class mail.

17. Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time, provided, however, that no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant and no such amendment that would impair the rights of a Participant shall be effective until the twelve (12) month anniversary of the date such amendment is adopted, unless the Participant provides written consent to such amendment. In addition, for the six (6) months before or two (2)-year period following the date of a Change in Control, the Company may not amend, modify, terminate or discontinue the Plan in any manner that is would adversely affect the benefits to be provided to any Participant under the Plan, unless the Participant provides written consent to such amendment.

18. Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

19. Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21. Section 409A.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its affiliates and subsidiaries as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

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EXHIBIT A

OTHER PLAN PARTICIPANTS

Senior Vice President and General Counsel

Senior Vice President and Chief Human Resources Officer

Senior Vice President and President - North America

Senior Vice President and President - Europe

Senior Vice President and President - Asia

Senior Vice President and President - South America

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

[Intentionally Omitted]

EXHIBIT C

FORM RELEASE

[Intentionally Omitted]